UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 30, 2014, Orexigen Therapeutics, Inc. (the “Company” or “Orexigen”) announced that it received the Day 180 List of Outstanding Issues (the “LOI”) from the European Medicines Agency’s Committee for Medicinal Products for Human Use (the “CHMP”) for its NB32 Marketing Authorization Application (the “MAA”). NB32 (naltrexone sustained release (SR) / bupropion SR) is an investigational drug candidate being evaluated for weight loss.

The Company believes that it adequately addressed the key questions of the earlier Day 120 time point based in part on the interim analysis of the Light Study cardiovascular outcomes trial. However, the Day 180 LOI raised new issues. Specifically, the CHMP requested further justification of the balance of benefits and risks of NB32 treatment as well as additional information regarding post-approval risk minimization measures and pharmacovigilance activities. Details were also requested of the Company’s third-party suppliers of bupropion related to the starting materials.

The Company believes the CHMP’s requests are addressable. However, in regards to the third-party suppliers, in order to have the time to coordinate responses from these suppliers, the Company has requested an extension of one month and plans to submit its response to the Day 180 LOI in September.

Orexigen cautions you that statements included in this report that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the timing of the Company’s response to the Day 180 LOI; the benefit risk profile for NB32; the ability of the Company to justify the approvability of NB32 to the CHMP; and the potential for the FDA or CHMP to approve NB32. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this report due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the potential for the CHMP to not approve NB32; the potential for the FDA to not approve NB32 even after meeting the prespecified threshold and resubmitting the NDA; the possibility that public disclosure of the results of the interim analysis of the Light Study would later be deemed to jeopardize the integrity of the Light Study potentially resulting in the requirement to conduct additional, costly studies; additional analysis of the interim results or new data from the continuing Light Study, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with the conclusion that the interim analysis was successful; the potential that the interim analysis may not be predictive of future results in the Light Study; the worldwide therapeutic and commercial value of NB32; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission May 9, 2014 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: July 30, 2014	By:	/s/ Heather D. Turner
	Name:	Heather D. Turner, Esq.
	Title:	Senior Vice President, General Counsel & Secretary